SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Smith Micro Software, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

May 10, 2010
Dear Smith Micro Stockholders:
     We are pleased to invite you to the Smith Micro Software, Inc. 2010 Annual Meeting of Stockholders that will be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 24, 2010, at 10:00 a.m. Pacific Time.
     The expected actions to be taken at the Annual Meeting, which include the election of directors, are described in the attached Proxy Statement and Notice of Annual Meeting of Stockholders. Included with this Proxy Statement is a copy of our Annual Report on Form 10-K for the year ended December 31, 2009, which we encourage you to read. It includes our audited financial statements and information about our operations, markets and products.
     Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly completing, signing, dating and returning the enclosed proxy card in the pre-paid envelope provided for your convenience or, if eligible, voting by Internet. If you later decide to attend the Annual Meeting and wish to change your vote, you may do so simply by voting in person at the meeting.
     We look forward to seeing you at the Annual Meeting.

Sincerely,

William W. Smith, Jr.
Chairman of the Board,
President & Chief Executive Officer

SMITH MICRO SOFTWARE, INC.
51 Columbia
Aliso Viejo, CA 92656
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 24, 2010
     Notice is hereby given that the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (the “Company”) will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 24, 2010, at 10:00 a.m. Pacific Time, for the following purposes as more fully described in the Proxy Statement accompanying this notice:
     1. To elect one (1) director to serve on our Board of Directors until the 2013 Annual Meeting of Stockholders or until his successor is duly elected and qualified;
     2. To approve the Employee Stock Purchase Plan;
     3. To ratify the selection of SingerLewak LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and
     4. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
     The close of business on April 26, 2010 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Only stockholders of record at such time will be so entitled to vote. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices located at 51 Columbia, Aliso Viejo, California 92656, and at the Annual Meeting.
     You are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly voting and submitting your proxy by Internet (if your shares are registered in the name of a bank or brokerage firm and you are eligible to vote your shares in such a manner) or by completing, signing, dating and returning the enclosed proxy card in the pre-paid envelope provided for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting and vote by ballot, your proxy will be revoked and only your vote at the Annual Meeting will be counted.
     A majority of the outstanding shares of Common Stock entitled to vote must be represented at the Annual Meeting in order to constitute a quorum. Please return your proxy card in order to ensure that a quorum is obtained.

By Order of the Board of Directors,

ANDREW C. SCHMIDT

Corporate Secretary
Aliso Viejo, California
May 10, 2010
Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 24, 2010: The Proxy Statement and Annual Report are available at: http://www.proxyvote.com
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND SUBMIT YOUR PROXY BY INTERNET IF ELIGIBLE OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

SMITH MICRO SOFTWARE, INC.
PROXY STATEMENT

SMITH MICRO SOFTWARE, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 24, 2010
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
General
     This Proxy Statement and the enclosed proxy card are furnished in connection with the 2010 Annual Meeting of Stockholders (the “Annual Meeting”) of Smith Micro Software, Inc. (“Smith Micro,” the “Company,” “we,” “our” or “us”), which will be held at the offices of the Company, located at 51 Columbia, Aliso Viejo, California 92656, on Thursday, June 24, 2010, at 10:00 a.m. Pacific Time. Stockholders of record at the close of business on April 26, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. This Proxy Statement, the enclosed proxy card and the Smith Micro Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “Annual Report”) are being first mailed on or about May 10, 2010 to stockholders of record as of the record date.
Purpose of the Meeting
     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. We are not aware of any matter to be presented other than those described in this Proxy Statement.
Voting
     Our outstanding common stock, par value $0.001 per share (the “Common Stock”) is the only class of securities entitled to vote at the Annual Meeting. Common stockholders of record on April 26, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting. As of April 26, 2010, there were 34,279,189 shares of Common Stock outstanding and approximately 257 holders of record, according to information provided by our transfer agent. Each share of Common Stock is entitled to one vote. Stockholders may not cumulate votes in the election of directors. A majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum.
     All votes will be tabulated by our inspector of elections for the Annual Meeting who will separately tabulate affirmative and negative votes, abstentions and “broker non-votes” (i.e., shares held by a broker or other nominee having discretionary power to vote on some matters but not others). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. In the election of directors, the nominee receiving the highest number of affirmative votes shall be elected; broker non-votes and votes marked “withhold” will not affect the outcome of the election. Proposal 2 and Proposal 3 each requires the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Broker non-votes will not be counted for purposes of determining whether such proposals have been approved.
Proxies
     Properly executed proxies will be voted in the manner specified therein. If no direction is made on the proxies, such properly executed proxies will be voted FOR the election of the nominee named under the caption “Election of Directors” as our director, FOR approval of the Employee Stock Purchase Plan, and FOR the ratification of the selection of SingerLewak LLP as our independent registered public accounting firm for the 2010 fiscal year. You may revoke or change your proxy at any time before the Annual Meeting by filing with the Corporate Secretary at our principal executive offices at 51 Columbia, Aliso Viejo, California 92656 a notice of revocation or another signed Proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting does not, by itself constitute a revocation of your proxy. Please note that if your shares are held of record by a broker, bank or other nominee, you will not be able to vote in person at the Annual Meeting unless you have obtained and present a proxy issued in your name from the record holder.

Voting Electronically via the Internet
     If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares electronically over the Internet. A large number of banks and brokerage firms provide eligible stockholders who receive a paper copy of the Annual Report and Proxy Statement the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting. If your voting form does not reference Internet information, please complete and return the paper Proxy in the self-addressed, postage prepaid envelope provided.
Solicitation
     The enclosed proxy is being solicited by our Board of Directors, and Smith Micro will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward solicitation material to such beneficial owners. We may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. In addition, the original solicitation of proxies by mail may be supplemented by a solicitation by Internet or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services, although we may reimburse reasonable out-of-pocket expenses. Except as described above, we do not presently intend to solicit proxies other than by mail.
Deadlines for Receipt of Stockholder Proposals
     Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission (“SEC”) and our Bylaws. Stockholder proposals that are intended to be presented at our 2011 Annual Meeting of Stockholders (the “2011 Annual Meeting”) and included in the proxy solicitation materials related to that meeting must be received by us no later than January 10, 2011, which is 120 calendar days prior to the anniversary date of the mailing of this Proxy Statement. Stockholders are also advised to review our Bylaws which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Under our Bylaws, the deadline for submitting a stockholder proposal is not less than 30 days and not more than 60 days prior to the date of the Annual Meeting, but if less than 40 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, then the deadline for submitting a stockholder proposal is the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Under our Bylaws, the deadline for submitting a nomination for a director is not less than 60 days prior to the date of the Annual Meeting. Stockholder proposals and nominations must be in writing and should be addressed to the Corporate Secretary at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.
     In addition, the proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than March 26, 2011, which is 45 calendar days prior to the anniversary date of the mailing of this Proxy Statement. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the Securities and Exchange Commission.
     We have not been notified by any stockholder of his or her intent to present a stockholder proposal from the floor at this year’s Annual Meeting. The enclosed proxy grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING
PROPOSAL 1:
ELECTION OF DIRECTORS
     Our Amended and Restated Certificate of Incorporation and Bylaws provide for our Board of Directors to be divided into three classes, as nearly equal in number as is reasonably possible, serving staggered terms that expire in different years. At each annual meeting of stockholders, the successors to the class of directors whose term expires are elected to hold office for a term of three years. The term of one class of directors expires at each annual meeting. The preceding notwithstanding, directors serve until their successors have been duly elected and qualified or until they earlier resign, become disqualified or disabled, or are otherwise removed.
     Our Board currently has six directors: Thomas G. Campbell, Samuel Gulko, Ted Hoffman, William C. Keiper, William W. Smith, Jr. and Gregory J. Szabo. The class whose term expires at this Annual Meeting contains two directors, Messrs. Gulko and Szabo. The Nominating Committee of the Board of Directors selected, and the Board of Directors approved, Mr. Gulko as nominee for election at the Annual Meeting to the class being elected at this meeting. The enclosed proxy will be voted, unless authority is withheld or the proxy is revoked, FOR the election of the nominee named below to hold office until the date of our 2013 Annual Meeting or until his successor has been duly elected and qualified or until he earlier resigns, becomes disqualified or disabled, or is otherwise removed. Each returned proxy cannot be voted for a greater number of persons than the nominee named on the proxy. In the unanticipated event that a nominee becomes unable or declines to serve at the time of the Annual Meeting, the proxies will be voted for a substitute person selected by the Nominating Committee of the Board of Directors and approved by the Board of Directors. Mr. Gulko has agreed to serve if elected, and management has no reason to believe that he will be unavailable to serve. It is expected that immediately following the Annual Meeting, the size of the Board of Directors will be reduced to five members, subject to further changes as may be approved in accordance with our Bylaws.
Directors and Nominee
Nominee for Directors for Term Ending at the 2013 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company

Samuel Gulko (1)(2)	78	Director

(1)	Member of Audit Committee.

(2)	Member of the Mergers & Acquisitions Committee.
     Mr. Gulko became a director in October 2004. From October 2006 through May 2008 Mr. Gulko served as Chief Financial Officer, on a part-time basis, of Royal Standard Minerals Inc., an exploration and development company. In addition, since September 2002, he has provided tax and consulting services on a part-time basis to a limited number of clients. From July 1996 until his retirement in September 2002, Mr. Gulko functioned as the Chief Financial Officer, and as the Vice President of Finance, Secretary and Treasurer of Neotherapeutics, Inc., a publicly traded biotechnology company (now known as Spectrum Pharmaceuticals, Inc.). During this same period he also served as a member of the Board of Directors of Neotherapeutics, Inc. From April 1987 to July 1996, Mr. Gulko was self employed as a Certified Public Accountant and business consultant, as well as the part time Chief Financial Officer of several privately-owned companies. Mr. Gulko was a partner in the audit practice of Ernst & Young LLP, an accounting and business services firm, from September 1968 until March 1987. Mr. Gulko holds a B.S. in Accounting from the University of Southern California. As a senior finance executive, Mr. Gulko brings to our Board extensive qualifications and experience in finance and public accounting, including his prior service as an audit partner at Ernst & Young LLP and as a CFO of a publicly-traded company.
Continuing Directors for Term Ending at the 2012 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company

Thomas G. Campbell (1)(2)(3)	59	Director

Ted L. Hoffman (2)(4)	63	Director

(1)	Member of Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Governance and Nominating Committee.

(4)	Member of the Mergers & Acquisitions Committee.
     Mr. Campbell became a director in July 1995. From March 1999 to the present, he has served as the Executive Vice President of King Printing, Inc. From July 1996 to March 1999, he was the Vice President of Operations of Complete Concepts, Ltd., a manufacturer and distributor of women’s accessories. From November 1995 to July 1996, Mr. Campbell was an independent management consultant specializing in corporate turnarounds. From February 1995 to November 1995, he served as the Chief Operating Officer of Laser Atlanta Optics, Inc. From 1985 to February 1995, he served in several senior management positions at Hayes, Inc., including Vice President of Operations and Business Development and as Chief Operating Officer and a member of the Board of Directors of Practical Peripherals, a Hayes subsidiary. Prior to 1985, Mr. Campbell was employed by Digital Equipment Corporation. Mr. Campbell attended Boston University. Mr. Campbell brings to our Board extensive executive management experience in the retail and consumer products industries, along with particular strengths with respect to leadership skills, management skills, financial skills, international business skills and corporate governance skills.
     Mr. Hoffman became a director in December 2005. He is the retired Vice President-Technology Development of Verizon Wireless, a wireless voice and data carrier, where he was responsible for all technical product and service development. He was with Verizon Wireless, and its predecessor Bell Atlantic Mobile, from July 1993 until his retirement in August 2005. Mr. Hoffman was a member of the Board of Directors of Omnitel Pronto Italia, a Verizon Communications Wireless affiliate operating in Italy. He is a past officer and a member of the Board of Directors of the CDMA Development Group, an organization responsible for promotion, advancement, deployment and future developments of CDMA. He has served on the Wireless Engineering Advisory Board at Auburn University as well as on the Intel Communications Advisory Board. He is a past member of the Board of Directors of w2bi, Incorporated, a developer of software solutions for wireless network operators and device manufacturers. Mr. Hoffman began his telecommunications career at Bell Telephone Laboratories, which designs products and services for communications technology and conducts fundamental research in fields important to communications, in June 1969 as a member of the technical staff. He joined Bell Atlantic, a telephone and communications company, in August 1976, holding a variety of engineering, operations, marketing, external affairs, corporate planning and headquarters positions. Mr. Hoffman holds a B.A. from Elizabethtown College, a B.S. in Electrical Engineering from Penn State University, an M.S. in Electrical Engineering from Northwestern University and an M.B.A. from Drexel University. He holds three patents. Mr. Hoffman brings to our Board extensive senior management experience and contacts in the telecommunications and wireless industries, which are the Company’s core businesses, along with particular strengths with respect to leadership skills, management skills, international business skills and industry knowledge derived from his positions with Verizon Wireless and affiliates.
Continuing Directors for Term Ending at the 2011 Annual Meeting of Stockholders:

Name	Age	Present Position with the Company

William W. Smith, Jr.	62	Chairman of the Board, President and Chief Executive Officer

William C. Keiper (1)(2)(3)	59	Director

(1)	Member of Compensation Committee.

(2)	Member of the Governance and Nominating Committee.

(3)	Member of the Audit Committee.
     Mr. Smith co-founded Smith Micro and has served as our Chairman of the Board, President and Chief Executive Officer since inception in 1982. Mr. Smith was employed by Rockwell International Corporation in a variety of technical and management positions from 1975 to 1984. Mr. Smith served with Xerox Data Systems from 1972 to 1975 and RCA Computer Systems Division from 1969 to 1972 in mainframe sales and pre-sale technical roles. Mr. Smith received a B.A. in Business Administration from Grove City College. Mr. Smith brings to our Board extensive knowledge about the telecommunications and wireless industries and our company, as a co-founder of our Company and as a result of his 28 years of service with our company, including service as our CEO since our inception. Mr. Smith also possesses particular strengths with respect to leadership and management skills.
     Mr. Keiper became a director of the Company in May 2002. Mr. Keiper has over 30 years of business experience, more than 20 of which have been in the management of software, technology and IT product distribution and services organizations. He is Chairman and CEO of FirstGlobal Partners LLC, which advises Boards of Directors of U.S. and international businesses on value creation and growth strategies. Prior to that, he served as CEO of M&A Forum, a boutique investment bank that facilitates mergers and acquisitions for Information Technology services, solutions, and software and outsourcing companies. He served as Chief Executive Officer and President of Hypercom Corporation from 2005 to 2007. Mr. Keiper has a Bachelor of Science Degree in business (finance major) from Eastern Illinois University, a Juris Doctorate degree from Arizona State University, and a Masters in International Management from the Thunderbird School of Global Management. Mr. Keiper brings to our Board extensive experience in management consulting and investment banking for technology companies, with particular strengths with respect to management skills, financial skills and corporate governance skills.
Vote Required
     The affirmative vote of the holders of a plurality of the outstanding shares of Common Stock present or represented at the Annual Meeting and entitled to vote is required for approval of the election of the nominee as a member of our Board of Directors.
The Board of Directors recommends a vote FOR the nominee named above or his substitutes as set forth herein.

PROPOSAL 2:
APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN
     Smith Micro Software, Inc. Employee Stock Purchase Plan (the “ESPP”) was adopted by the Board of Directors on April 29, 2010, contingent upon approval by the Smith Micro Software, Inc. shareholders. The affirmative vote of the shareholders is required for approval of the ESPP.
     The principal features of the ESPP are summarized below. The summary is qualified in its entirety by the full text of the ESPP, which is set forth as Exhibit A to this Proxy Statement.
     The Board of Directors recommends that the shareholders vote “FOR” approval of adoption of the ESPP. Unless otherwise specified thereon, the proxies solicited on behalf of the Board of Directors will be voted in favor of approval of the adoption of the ESPP.
General
     The purpose of the ESPP is to provide a method whereby employees of Smith Micro Software, Inc. will have an opportunity to purchase shares of Smith Micro Software, Inc. common stock through payroll deductions. The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986 (the “Code”). The provisions of the ESPP shall accordingly be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code and the regulations thereunder.
     The aggregate number of shares which may be issued and sold under the ESPP is one million (1,000,000) shares of Common Stock, subject to proportionate adjustment in the event of stock splits and similar events.
Administration
     The ESPP will be administered by the Company’s Compensation Committee (the “Committee”). The Committee will have the authority and responsibility for the administration of the ESPP. The Committee may delegate to one or more individuals the day-to-day administration of, and other responsibilities relating to, the ESPP. The Committee or its delegate will have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the ESPP, to interpret the provisions and supervise the administration of the ESPP, to make factual determinations relevant to ESPP entitlements and to take all necessary or advisable actions in connection with administration of the ESPP.
Eligibility of Employees
     All employees of the Company designated by the Committee on the Offering Date, as described below, are eligible to participate in the ESPP with respect to the Purchase Period commencing on such Offering Date. The Committee may, however, exclude employees with less than two years’ employment with the Company, employees whose customary employment is 20 hours per week or less, employees whose customary employment is for not more than five months in any calendar year, and highly compensated employees. It is estimated that as of April 29, 2010 the number of employees who were eligible to participate in the ESPP was approximately 500.
     No employee will be eligible to participate in the ESPP during a Purchase Period (as described below) if the employee owns shares which, when added to the maximum number of shares the employee may purchase under the ESPP and any outstanding stock options, would equal or exceed 5% of the voting power or value of the Company’s outstanding stock.
     The number of shares that an eligible employee may purchase under the ESPP is based in part on the fair market value of the shares on future dates and the eligible employee’s decision to purchase shares. Thus, we currently cannot determine the benefits or amounts that eligible employees will receive under the ESPP.

Purchase Periods and Payroll Deductions
     It is anticipated that there will be annual Purchase Periods for the purchase of Common Stock under the ESPP. The first day of each Purchase Period is an Offering Date and the last day of each Purchase Period is a Purchase Date. The first Purchase Period will begin on August 15, 2010 and end on August 14, 2011. Subsequent Purchase Periods shall run consecutively following the termination of the preceding Purchase Period. The Committee has the power to change the number or duration of the Purchase Periods, but no Purchase Period may be longer than 27 months.
     An eligible employee may participate in the ESPP during any Purchase Period by filing a payroll deduction authorization form by the enrollment deadline established for the Purchase Period. A participant may authorize a payroll deduction based on a maximum percentage specified by the Committee prior to the commencement of a Purchase Period of the employee’s eligible compensation (total cash remuneration, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” or “cafeteria plan”) to be deducted for each pay period ending during the Purchase Period and credited to a stock purchase account to be applied at the end of the Purchase Period to the purchase of Common Stock. Unless otherwise elected prior to the enrollment deadline, an employee who is a participant in the ESPP at the end of a Purchase Period will automatically be enrolled for the succeeding Purchase Period at the same level of payroll deductions. No interest will be credited on payroll deductions, except where required by local law or as determined by the Committee.
     Under procedures established by the Committee, a participant may discontinue payroll deductions under the ESPP at any time during a Purchase Period. If a participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will remain in the ESPP for purchase of Common Stock at the end of the Purchase Period, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods. A participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.
Purchase of Common Stock
     The purchase price of shares of Common Stock purchased under the ESPP is anticipated to be 85% (the “Designated Percentage”) of the lower of (a) the fair market value of Smith Micro Software, Inc. common stock on the Offering Date or (b) the fair market value of Smith Micro Software, Inc. common stock on the Purchase Date.
     On each Purchase Date, subject to certain limitations, a participant automatically purchases that number of full or fractional shares of Common Stock which the accumulated payroll deductions credited to the participant’s account at that time shall purchase at the applicable Purchase Price. Unless and until otherwise determined by the Committee, all shares purchased under the ESPP shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the participant. Upon the purchase, the Company shall deliver to the participant a record of the Common Stock purchased. The Committee may require that shares purchased under the ESPP be retained for a designated period of time. Rights to purchase, which are granted to participants, may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the participant’s lifetime may be exercised only by the participant.
     Subject to the limit on the maximum number of shares described below, the maximum number of shares which may be purchased for any employee for any Purchase Period is limited to the lesser of (a)(1) $25,000 divided by the fair market value of a share of Common Stock as of the first day of the Purchase Period, reduced by (2) the number of shares purchased by an employee during any previous purchase periods ending in the same calendar year or (b) a fixed percentage of the employee’s eligible compensation determined by the Committee, divided by 85% (or other applicable Designated Percentage) of the fair market value of a share of Common Stock on the first day of the Purchase Period. Any amount not applied to the purchase of shares because of these limitations will be refunded to the employee. In addition, employees will be limited to a maximum number of shares per calendar year in an amount to be determined by the Committee, which shall be initially set at 1,000 shares.
Termination of Employment
     Participation in the ESPP will discontinue as of the date of termination of employment of a participating employee, whether by death, retirement, disability or otherwise. In the event of a participating employee’s termination of employment prior to the expiration of a Purchase Period, all amounts credited to the participant’s stock purchase account will remain in the ESPP for purchase of Smith Micro Software, Inc. common stock at the end of the Purchase Period.

Amendment and Termination
     The Board may amend, suspend or terminate the ESPP at any time, provided that without shareholder approval no amendment may (a) increase the total number of shares which may be issued and sold under the ESPP, other than for adjustments provided for in the ESPP, or (b) materially modify the requirements as to eligibility for participation in the ESPP, except as specified by the ESPP.
     If on the last day of a Purchase Period the number of shares purchasable by employees is greater than the number of shares remaining available under the ESPP, the Committee will allocate the available shares among the participating employees in such manner as it deems fair and which complies with the requirements of Section 423 of the Code.
Federal Income Tax Consequences
     The following is a brief summary of the principal Federal income tax consequences under present law of the purchase of shares of Smith Micro Software, Inc. common stock under the ESPP and certain dispositions of shares acquired under the ESPP.
     For Federal income tax purposes, participants in the ESPP are viewed as having been granted a stock option on the first day of a Purchase Period and as having exercised the stock option by the automatic purchase of shares under the ESPP on the last day of the Purchase Period. A participant will not recognize taxable income either at the time of grant of the option (that is, the first day of a Purchase Period) or on the date of exercise of the option (that is, the last day of a Purchase Period). As described below, a participant will generally recognize taxable income only upon disposition of Smith Micro Software, Inc. common stock acquired under the ESPP or upon death.
     With limited exceptions including a disposition upon death, if a participant disposes of shares of Smith Micro Software, Inc. common stock acquired under the ESPP by sale, gift or otherwise within the later of two years from the first day of the Purchase Period under which the shares were acquired or within one year from the last day of such Purchase Period (that is, makes a “disqualifying disposition”), the participant will recognize ordinary income in the year of such disqualifying disposition equal to the amount by which the fair market value of the stock on the last day of such Purchase Period exceeded the purchase price of the shares. The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disqualifying disposition of the shares after such basis adjustment will be a capital gain or loss.
     With limited exceptions, if the participant disposes of shares of Common Stock acquired under the ESPP more than two years after the first day of the Purchase Period during which the shares were acquired and more than one year after the last day of such Purchase Period, the participant will recognize ordinary income in the year of such disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the first day of such Purchase Period over the purchase price of the shares (computed as if the option was exercised at such time, in cases where the option price is not calculable at the time of grant). The amount of such ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized on the disposition of the shares after such basis adjustment will be a capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, no ordinary income will be recognized and any loss recognized will be a capital loss.
     If the participant still owns the shares of Common Stock acquired under the ESPP at the time of the participant’s death, regardless of the period for which the participant has held the shares, the lesser of (i) the excess of the fair market value of the shares on the date of death over the purchase price of the shares or (ii) the excess of the fair market value of the shares on the first day of the Purchase Period during which the shares were acquired over the purchase price of the shares (computed as if the option was exercised at such time, in cases where the option price is not calculable at the time of grant), will constitute ordinary income in the year of death.
     Smith Micro Software, Inc. will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disqualifying disposition. In all other cases, no deduction with respect to options granted or shares of Smith Micro Software, Inc. common stock issued under the ESPP is allowed to Smith Micro Software, Inc.

Action by Shareholders
     Approval of the adoption of the ESPP requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting by the holders of Common Stock voting in person or by proxy. Under the Delaware General Corporation Law, an abstention is considered a vote cast. Therefore, an abstention will have the effect of a vote against the proposal and will be counted in determining the number of votes required for approval as well as in determining the presence of a quorum.
The Board of Directors recommends a vote FOR the approval of the Employee Stock Purchase Plan.

PROPOSAL 3:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     On December 8, 2005, our Audit Committee first engaged SingerLewak LLP (“SingerLewak”) as our independent registered public accounting firm to audit our financial statements. The Audit Committee has selected SingerLewak as the Company’s independent auditors for the fiscal year ending December 31, 2010 and has further directed that the selection of the independent auditors be submitted for ratification by the stockholders at the Annual Meeting. Representatives of SingerLewak are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
     Stockholder ratification of the selection of SingerLewak as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of SingerLewak to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
Principal Accounting Fees and Services
     The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2009:

Fee Category	Fiscal 2009 Fees

Audit Fees	$503,000
Audit-Related Fees	55,000
Tax Fees	0
All Other Fees	0
     The following is a summary of the fees billed to Smith Micro by SingerLewak for professional services rendered for the fiscal year ended December 31, 2008:

Fee Category	Fiscal 2008 Fees

Audit Fees	$580,000
Audit-Related Fees	25,000
Tax Fees	0
All Other Fees	0
     Audit Fees: This category consists of fees billed for professional services rendered for the audit of our consolidated annual financial statements and internal control over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
     Audit-Related Fees: This category consists of assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”
     Tax Fees: This category consists of fees billed for professional services rendered for tax compliance, tax advice and tax planning.
     Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

     The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.
     Stockholder Approval
     The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of SingerLewak.
The Board of Directors recommends a vote FOR ratification of the appointment of SingerLewak as our independent registered public accounting firm.

CORPORATE GOVERNANCE
Board Member Independence
     The Board of Directors has determined that, except for William W. Smith, Jr., all of the members of the Board of Directors are “independent” as independence is defined in the Nasdaq Stock Market qualification standards. Mr. Smith is not considered independent because he is currently employed by the Company.
Executive Sessions
     Independent directors regularly meet in executive sessions without the Chairman and CEO or other members of management present to review the criteria upon which the performance of the Chairman and CEO is based, to review the performance of the Chairman and CEO against those criteria, to ratify the compensation of the Chairman and CEO as approved by the Compensation Committee, and to discuss any other relevant matters.
Board’s Leadership Structure
     The Board’s current leadership structure is characterized by:
•	a combined Chairman of the Board and CEO;

•	a robust Committee structure with oversight of various types of risks; and

•	an engaged and independent Board.
     The Board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our CEO also serve as Chairman of the Board. As the individual with primary responsibility for managing the Company’s day-to-day operations and with in-depth knowledge and understanding of the Company, he is best positioned to chair regular Board meetings as we discuss key business and strategic issues. This combined structure provides independent oversight while avoiding unnecessary confusion regarding the Board’s oversight responsibilities and the day-to-day management of business operations.
Risk Oversight
     Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of our strategic and organizational objectives, to improve long-term organizational performance and enhance shareholder value. A fundamental part of risk oversight is to understand the risks our Company faces, the steps management is taking to manage those risks and to assess management’s appetite for risk. It is management’s responsibility to manage risk and bring to the Board’s attention material risks facing our Company. Our Board receives regular reports from management on matters relating to strategic and operational initiatives, financial performance and legal developments which are each integrated with enterprise-risk exposures. Our Board also approves our CEO’s performance goals for each year. In doing so, the Board has an opportunity to ensure that the CEO’s goals include responsibility for broad risk management. The involvement of the full Board in setting our strategic plan is a key part of its assessment of the risks inherent in our corporate strategy.
     While the Board has the ultimate responsibility for overall risk oversight, each committee of the Board also has responsibility for particular areas of risk oversight. For example, the Audit Committee focuses on financial risk and internal controls, and receives an annual risk assessment report from our external auditors. In addition, the Compensation Committee evaluates and sets compensation programs that encourage decision making predicated upon a level of risk consistent with our business strategy. The Compensation Committee also reviews compensation and benefit plans affecting employees in addition to those applicable to executive officers. Finally, the Governance and Nominating Committee oversees governance and succession risk, including Board and CEO succession and evaluates director skills and qualifications to appoint particular directors to our standing committees based upon the needs of that committee. Each committee makes reports regarding their area of responsibility to the Board at the regularly scheduled Board meeting immediately following the committee meeting.

Board Meetings and Committees
     Our Board of Directors held five meetings and acted by written consent one time during 2009. Each director attended or participated in 75% or more of the aggregate number of meetings of the Board and of meetings of the committees of the Board on which such director served.
     Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of stockholders, directors are encouraged to attend our annual meetings. Two of our current directors attended our annual meeting of stockholders in 2009.
     Our board of directors has established four standing committees: an Audit Committee; a Compensation Committee; a Governance and Nominating Committee; and a Mergers and Acquisitions Committee. Each of these committees has adopted a written charter. All members of the committees are appointed by the Board of Directors and are non-employee directors and independent within the meaning of the Nasdaq Stock Market listing standards.
     Audit Committee. Our Audit Committee is comprised of four members: Messrs. Campbell, Gulko, Keiper and Szabo. The Board of Directors has determined that all of these members of the Audit Committee are independent within the meaning of the Nasdaq Stock Market listing standards and also within the meaning of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each member can read and has an understanding of fundamental financial statements. The Audit Committee reviews our financial statements and accounting practices, makes recommendations to the Board of Directors regarding the selection of our independent registered public accounting firm and reviews the results and scope of our annual audit and other services provided by our independent registered public accounting firm. The Audit Committee also is responsible for establishing, and has established, procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. In addition, all related party transactions are reviewed and approved by the Audit Committee. The Board of Directors has adopted and approved an amended and restated written charter for the Audit Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. Mr. Gulko is the Audit Committee Chairman and has been designated by the Board of Directors as the Audit Committee’s financial expert, as that term is described in the rules of the SEC. The Audit Committee held four meetings during 2009.
     Compensation Committee. The Compensation Committee is comprised of three members: Messrs. Campbell, Hoffman and Keiper. The Board of Directors has determined that all the members of the Compensation Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Compensation Committee administers our executive compensation programs and makes recommendations to the Board of Directors concerning officer and director compensation. The Compensation Committee also has the authority to administer the Amended and Restated Smith Micro 2005 Stock Option/Stock Issuance Plan (the “2005 Plan”) and to award stock options and direct stock issuances under that plan to our officers and employees. The Board of Directors has adopted and approved a written charter for the Compensation Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. The Compensation Committee held one meeting and acted by written consent two times during 2009.
     Governance and Nominating Committee. The Governance and Nominating Committee (the “Nominating Committee”) is comprised of two members: Messrs. Keiper and Campbell. The Board of Directors has determined that all the members of the Nominating Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The Nominating Committee receives proposed nominations to the Board of Directors, reviews the eligibility of each proposed nominee, and nominates, with the approval of the Board of Directors, new members of the Board of Directors to be submitted to the stockholders for election at each annual meeting. The Board of Directors has adopted and approved a written charter for the Nominating Committee. A current copy of this charter is posted on our web site at http://www.smithmicro.com under the Investor Relations section. The Nominating Committee held one meeting during 2009.
     When considering a potential candidate for membership on our Board of Directors, our Nominating Committee considers relevant business and industry experience and demonstrated character and judgment. The Nominating Committee considers diversity in identifying candidates by generally seeking to achieve a diversity of occupational and personal backgrounds on the Board. However the Nominating Committee has no formal policy regarding diversity. The Nominating Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Article II, Section 12 of our Bylaws. The procedure provides that a notice relating to the nomination must be timely given in writing to our Corporate Secretary prior to the meeting. To be timely, the notice must be delivered within the time permitted for submission of a stockholder proposal as described herein under “Deadline for Receipt of

Stockholder Proposals.” Such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of each such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of Smith Micro Common Stock that are beneficially owned by such person and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address of such stockholder as they appear on our books and (ii) the class and number of shares of Smith Micro common stock that are beneficially owned by such stockholder. There are no differences in the manner in which the Nominating Committee evaluates a candidate that is recommended for nomination for membership on our Board of Directors by a stockholder. However the Nominating Committee has not received any recommended nominations from any of our stockholders in connection with the 2010 Annual Meeting.
     Mergers and Acquisitions Committee. The Mergers and Acquisitions Committee (the “M&A Committee”) is comprised of three members: Messrs. Hoffman, Gulko and Szabo. The Board of Directors has determined that all the members of the M&A Committee are independent within the meaning of the Nasdaq Stock Market listing standards. The M&A Committee evaluates and reviews potential acquisition targets, strategic investments and divestitures, and makes recommendations regarding the same to our Board of Directors. The M&A Committee is also charged with overseeing the due diligence process with respect to proposed acquisitions, strategic investments and divestitures. The Board of Directors has adopted and approved a written charter for the M&A Committee. The M&A Committee held four meetings during 2009.
Code of Ethics
     We have adopted a Code of Ethics for all of our employees, executive officers and directors. We will provide a copy of the Code of Ethics upon request made by email to investor-relations@smithmicro.com or in writing to Smith Micro Software, Inc. at 51 Columbia, Aliso Viejo, California 92656, Attention: Investor Relations. The full text of our Code of Ethics is posted on our web site at http://www.smithmicro.com under the Investor Relations section. We intend to disclose any amendment to the Code of Ethics or waiver of a provision of the Code of Ethics applicable to our executive officers or directors, including the name of the executive officer or director to whom the amendment applies or for whom the waiver was granted, at the same location on our website identified above. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy or our Annual Report on Form 10-K.
Board Communications
     Stockholders may communicate with members of the Board of Directors by mail addressed to the full Board, a specific member of the Board or to a particular committee of the Board at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656.
Certain Relationships and Related Party Transactions
     Pursuant to the charter of the Audit Committee of our Board of Directors, all transactions between us and any of our directors, executive officers or related parties are subject to review by the Audit Committee. Since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest.

AUDIT COMMITTEE REPORT
     The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2009, which include the consolidated balance sheets of Smith Micro as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference in such filing.
     Review with Management. The Audit Committee has reviewed and discussed our audited financial statements with management.
     Review and Discussions with Independent Accountants. The Audit Committee has discussed with SingerLewak LLP, our independent registered public accounting firm for the year ended December 31, 2009, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of our financial statements.
     The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with SingerLewak LLP its independence.
     The Audit Committee has also received written disclosures and the letter from SingerLewak LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from us and our related entities) and has discussed with SingerLewak LLP its independence.
     Conclusion. Based on the review and discussions referred to above, the Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Commission.

AUDIT COMMITTEE
Thomas G. Campbell
Samuel Gulko
William C. Keiper
Gregory J. Szabo

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth certain information known to us as of March 31, 2010 (except where another date is noted below), with respect to beneficial ownership of our Common Stock by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than five percent (5%) of our outstanding Common Stock, (ii) each director, (iii) each of our named executive officers, and (iv) all current directors and executive officers as a group, together with the approximate percentages of outstanding Common Stock owned by each of them. The following table is based upon information supplied by directors, executive officers, and principal stockholders. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated the address of each beneficial owner is c/o Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, CA 92656. The percentage of beneficial ownership is based on 34,203,148 shares of our common stock outstanding as of March 31, 2010.

	Shares Beneficially Owned
Name or Group of Beneficial Owners	Number	Percent
Named Executive Officers and Directors:
William W. Smith, Jr. (1)	3,318,365	9.58%
Thomas G. Campbell (2)	19,500	*
Samuel Gulko (3)	67,000	*
Ted L. Hoffman (4)	87,500	*
William C.Keiper (5)	63,000	*
Gregory J. Szabo (6)	86,000	*
Andrew C. Schmidt (7)	305,554	*
David P. Sperling (8)	338,703	*
Jonathan Kahn (9)	250,786	*
Von Cameron	164,536	*
All Executive officers and directors as a group (10 persons) (10)	4,700,944	13.41%

5% Stockholders
NorthPointe Capital LLC (11)	1,726,606	5.05%
101 W. Big Weaver, Suite 745 Troy, MI. 48084

*	Represents less than 1%.

(1)	Includes 2,233,115 shares held in the name of The William W. Smith, Jr. Revocable Trust, of which Mr. Smith is the trustee, and 431,250 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(2)	Includes 5,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(3)	Includes 20,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(4)	Includes 30,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(5)	Includes 25,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(6)	Includes 30,000 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(7)	Includes 81,250 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(8)	Includes 154,167 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(9)	Includes 81,250 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(10)	Includes an aggregate of 857,917 shares issuable upon the exercise of options that are currently exercisable or will become exercisable within 60 days after March 31, 2010.

(11)	Based solely upon a Schedule 13G/A filed on April 07, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.
     Based solely on our review of such forms furnished to us and written representations from such reporting persons, we believe that all filing requirements applicable to our executive officers, directors and more than 10% stockholders were met in a timely manner, with the exception of one Form 4 disclosing one transaction for each director of the Company and each executive officer of the Company.

EXECUTIVES
Executive Officers of the Company
     The following table sets forth certain information regarding our executive officers and certain key officers as of March 31, 2010:

Name	Age	Position(s)

William W. Smith, Jr.	62	Chairman of the Board of Directors, President and Chief Executive Officer
Andrew C. Schmidt	48	Vice President and Chief Financial Officer
David P. Sperling	41	Vice President and Chief Technology Officer
Jonathan Kahn	52	Executive Vice President & General Manager – Productivity & Graphics
Robert E. Elliott	58	Vice President and Chief Marketing Officer
Von Cameron	46	Executive Vice President – Sales
Steven M. Yasbek	56	Chief Accounting Officer
Rick Carpenter	47	Vice President & General Manager – Wireless & Mobility
Thomas P. Matthews	52	Senior Vice President & Chief Strategy Officer
     For background information regarding Mr. Smith, see “Proposal 1—Election of Directors.”
     Mr. Schmidt joined the Company in June 2005 and serves as the Company’s Chief Financial Officer. Prior to joining Smith Micro, Mr. Schmidt was the Chief Financial Officer of Genius Products, Inc., a publicly traded entertainment company from August 2004 to June 2005. From April 2003 to June 2004, he was Vice President (Finance) and acting Chief Accounting Officer of Peregrine Systems, Inc., a publicly held provider of enterprise level software then in Chapter 11 reorganization. From July 2000 to January 2003, he was Executive Vice President and Chief Financial Officer of Mad Catz Interactive, Inc., a publicly traded provider of console video game accessories. He holds a B.B.A. in Finance from the University of Texas and an M.S. in Accountancy from San Diego State University.
     Mr. Sperling joined us in April 1989 and has been our Director of Software Engineering since April 1992. He assumed the Chief Technology Officer position in September 1999. Mr. Sperling began his professional career as a software engineer with us and he currently has two patents and three patents pending for various telephony and Internet technologies. Mr. Sperling holds a B.S. degree in Computer Science and an MBA from the University of California, Irvine.
     Mr. Kahn joined the company with the acquisition of Allume Systems, Inc. in July 2005. Prior to the acquisition, Mr. Kahn was President of the company. Mr. Kahn was one of the co-founders of Aladdin Systems, Inc. which later became Allume Systems. Mr. Kahn was Chairman, President and Chief Executive Officer of Monterey Bay Tech, Inc (OTC BB:MBYI), a public company from 1999 to May 2005 until its merger with SecureLogic Inc. Mr. Kahn is a member of the Digital River Advisory Board and is a graduate of the University of Rhode Island with a B.A. in Economics. Mr. Kahn assumed the position as Executive Vice President & General Manager — Productivity & Graphics in late 2009.
     Mr. Elliott joined the Company in May 1999 and soon after was appointed General Manager of Smith Micro’s Mac Division, then later as Vice President of Corporate Marketing and Chief Marketing Officer, which he has held to date. An experienced technology and marketing leader with over fifteen years of executive level experience managing business units in the information technology industry, he has held executive level positions with Informix Software, DataStorm Technologies and QuarterDeck Corporation. Mr. Elliott is a graduate of Northwood University, Midland, Missouri.
     Mr. Cameron joined the Company in April 2008 as the Executive Vice President of Worldwide Sales. Mr. Cameron has held executive management positions with Openwave, Oracle, FoxT and Booz Allen & Hamilton. Mr. Cameron served proudly in the United States Air Force and earned his B.S. in Math-Operations Research from the United States Air Force Academy in Colorado, Springs, CO and an MBA from Golden Gate University in San Francisco, CA.

     Mr. Yasbek joined the Company in May 2008 as the Chief Accounting Officer. Mr. Yasbek has held executive finance and information technology positions with REMEC, Paradigm Wireless Systems, Intellisys Group, Pacific Scientific Company, Symbol Technologies, TRW, and most recently as Chief Financial Officer of Alphatec Spine. He holds a B.S. in Accounting and M.B.A from Loyola Marymount University, and is a Certified Public Accountant.
     Mr. Carpenter joined the Company in May of 2009 as the Vice President of Engineering for the Company’s Connectivity & Security Business Unit and currently serves as the Vice President and General Manager of the Wireless & Mobility Business Unit. Prior to joining Smith Micro, Mr. Carpenter served as a Vice President of Engineering at NextWave Wireless where he was responsible for WiMAX chipset development. From 2000 to 2005, he was Director of Software Engineering for CDMA products at AirPrime, which was ultimately acquired by Sierra Wireless. Mr. Carpenter has also held engineering management positions at Motorola and DENSO Wireless and started his professional career in May of 1986. He holds a BS in Computer Science from the University of Texas, Permian Basin and studied Masters-level Computer Science & Engineering at the University of Texas Arlington.
     Mr. Matthews joined the Company in February 2007 with the acquisition of Ecutel Systems where he served as the President and CEO of this leading provider of Mobile VPN and wireless security software. As President and CEO of Inciscent, he created and launched “SkyBox Mail,” the first wireless e-mail application to allow users to open and view their file attachments on handheld mobile devices. Mr. Matthews has served in several executive roles at Metrocall, the nation’s second largest wireless messaging operator, as Senior Vice President of Corporate and Business Development, Senior Vice President of Operations and President at Metrocall.net where he was responsible for corporate strategy, M&A, operations, sales and marketing. Prior to this, Mr. Matthews served as the General Manager for Smith Micro’s Connectivity and Security division, the Company’s largest business unit. Mr. Matthews earned a degree in Electronic Communications from Western Illinois University.
     Currently, all of our directors hold office until the annual meeting of our stockholders in the year their term expires, and until their successors have been duly elected and qualified. Our officers are elected and serve at the discretion of our board of directors. There are no family relationships among any of our directors and executive officers.
COMPENSATION DISCUSSION AND ANALYSIS
Overview
     This compensation discussion and analysis explains the material elements of the compensation awarded to, earned by, or paid during our last completed fiscal year to each of William W. Smith, Jr., our President and Chief Executive Officer, Andrew C. Schmidt, our Vice President and Chief Financial Officer, David P. Sperling, our Vice President and Chief Technology Officer, Jonathan Kahn, our Executive Vice President — Business Operations, and Von Cameron, our Executive Vice President — Sales. These individuals are also referred to herein as our “named executive officers.”
Compensation Program Objectives and Philosophy
     The Compensation Committee of our board of directors currently oversees the design and administration of our executive compensation program. Our Compensation Committee’s primary objectives in structuring and administering our executive officer compensation program are to:
1.	attract, motivate and retain talented and dedicated executive officers;

2.	tie annual and long-term cash and stock incentives to achievement of measurable corporate and individual performance objectives; and

3.	reinforce business strategies and objectives for enhanced stockholder value.
     To achieve these goals, our Compensation Committee maintains compensation plans that tie a portion of executives’ overall compensation to key strategic goals such as financial and operational performance, as measured by metrics such as revenue and adjusted profitability. Our Compensation Committee evaluates individual executive performance along with our Chief Executive Officer (other than with respect to his own performance) as part of the review process. The Committee seeks to establish overall compensation (including cash and equity awards) at levels the Committee believes are roughly comparable with average levels of compensation for executives at other fast-growing technology companies of similar size. The Committee also seeks to maintain internal equity among executives based on their individual roles while setting compensation packages that are necessary to attract experienced executives who can manage a larger, more complex organization. Our Compensation Committee performs at least annually a review of our executive officers’ compensation to determine whether we provide adequate incentives and motivation to our executive officers and whether we adequately compensate our executive officers relative to comparable officers in other similarly situated companies.
     The principal elements of our executive compensation program are base salary, cash bonus awards, long-term equity incentives in the form of stock options and restricted stock, other benefits and perquisites, post-termination severance and acceleration of stock option and restricted stock vesting for certain named executive officers upon termination and/or a change in control. Our other benefits and perquisites consist of life and health insurance benefits and a qualified 401(k) savings plan.
     We view these components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or offset compensation from other components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance.
Role of Executive Officers in Compensation Decisions
     Our Compensation Committee reviews and approves the compensation paid to our Chief Executive Officer. With regard to the compensation paid to each executive officer other than the Chief Executive Officer, the Chief Executive Officer reviews, on an annual basis, the compensation paid to each such executive officer during the past year and submits to the Compensation Committee his recommendations regarding the compensation to be paid to such persons during the next year. Following a review of such recommendations, the Committee will take such action regarding such compensation as it deems appropriate, including approving compensation in an amount the Compensation Committee deems reasonable.
     Management plays a significant role in the compensation-setting process for executive officers, other than the Chief Executive Officer, by:
•	evaluating employee performance;

•	recommending business performance targets and establishing objectives; and

•	recommending salary levels, bonuses and equity-based awards.
     Management also prepares meeting information for most Compensation Committee meetings, and the Chief Executive Officer participates in Committee meetings at the Compensation Committee’s request to provide:
•	background information regarding our strategic objectives;

•	his evaluation of the performance of the executive officers; and

•	compensation recommendations as to executive officers (other than himself).
Benchmarking of Compensation
     The Compensation Committee believes it is important when making its compensation-related decisions to be informed as to current practices of similarly situated companies. In 2008, following the completion of a number of important acquisitions in fiscal 2007 and early 2008, the Compensation Committee engaged a third party consultant, Compensia, Inc., to prepare a compensation study to assist the Committee as it sought to ensure that the Company was appropriately compensating our executives, given the increased size and complexity of the company. The compensation study peer group consisted of 19 wireless/communications companies (software and hardware) with revenues of between $80 million and $200 million, similar market capitalization and employee size ranges. The peer group consisted of the following companies: Acme Packet; Actuate; Art Technology Group; Aruba Networks; Avici Systems; BroadVision; Captaris; Chordiant Software; Entrust; Interactive Intelligence; Intervoice; Interwoven; Novatel Wireless; Openwave Systems; OPNET Technologies; Sierra Wireless; TeleCommunication Systems; UCN; and Veraz Networks.
     The compensation study focused on three primary aspects of executive compensation; base salary, total target cash compensation, and equity awards. The results of the 2008 benchmark study demonstrated that our executives base salaries fell between the 25th and 50th percentiles as compared to our peers, while total cash compensation, including cash bonuses, generally fell below the 25th percentile, and that our executive equity compensation is above the 75th percentile as compared with our peer group. The study was taken into consideration by the Compensation Committee in making decisions during 2009 regarding base salaries, cash bonuses and grants of restricted stock.
Base Compensation
     We provide our named executive officers and other executives with base salaries that we believe enable us to hire and retain individuals in a competitive environment and to reward individual performance and contribution to our overall business goals, while taking into account the unique circumstances of our company. We review base salaries for our named executive officers annually and increases are generally based on our performance and individual performance. We also take into account the base compensation that is payable by companies that we believe to be our competitors and by other public companies with which we believe we generally compete for executives. The following table sets forth actions taken during fiscal year 2009 with respect to annual base salaries of the named executive officers:

Named Executive Officer	Changes in Annual Base Salary
William W. Smith, Jr.	Increased from $400,000 to $450,000, effective March 2009
Andrew C. Schmidt	Increased from $300,000 to $337,500, effective March 2009
David P. Sperling	Increased from $225,000 to $235,000, effective March 2009
Jonathan Kahn	Increased from $240,000 to $250,000, effective March 2009
Von Cameron	Initial base salary set at $250,000, no change for 2009
     The annual base salaries of Messrs. Schmidt, Sperling, and Kahn were increased based on the Compensation Committee’s decision to make their salaries more competitive with other technology companies and to recognize the value of their overall services to the company. The Compensation Committee took into account each of their job responsibilities, historical salary levels, the performance of the company, individual contributions, competitive conditions in the marketplace and the relationship of their compensation levels to other officers of Smith Micro Software, and determined that the increases were appropriate to reward performance, ensure retention and maintain appropriate compensation differentials among officers of Smith Micro Software. The actual individual salary adjustments were not objectively determined, but instead reflect the Compensation Committee’s judgment with respect to each officer’s contributions and the other factors cited above. Due to the judgment involved in base salary adjustments, we are not able to specifically attribute individual contributions or changes in job responsibilities to specific salary decisions. The Compensation Committee also carefully considered the input and recommendations of Mr. Smith, the Company’s Chief Executive Officer, in evaluating the factors that were considered in adjusting base salaries for executive officers (other than himself).
     The decisions regarding base salary discussed above and 2009 cash bonuses discussed below were made consistent with the Board’s compensation philosophy and the findings of our compensation study (discussed above under “Benchmarking of Compensation”), which determined that our total cash based compensation for our executives fell below the 50th percentile compared with our peer group, and that our cash based bonus pool compensation fell below the 25th percentile.
Cash Bonus Awards
     As part of our compensation program and in order to maintain appropriate financial incentives, our executive officers are eligible for cash bonus compensation pursuant to an annual cash bonus plan. Under the plan, cash bonuses are determined and paid each fiscal year on a quarterly basis based upon the achievement of certain performance objectives. Our cash bonus plan is designed to focus our management on achieving key corporate financial objectives, to motivate certain desirable behaviors and to reward achievement of our key corporate financial objectives and individual goals. Under the terms of the bonus plan, the Compensation Committee establishes performance objectives and annual target bonus amounts for each named executive officer. In determining the appropriate level of target bonus for each officer the Compensation Committee considers information provided through independent, third-party surveys and other information collected from public sources for similar positions at peer companies, relative base salary and bonus amounts for each individual and the recommendations of our Chief Executive Officer.
     2009 Bonuses
     The following table sets forth the decisions of the Compensation Committee during 2009 with respect to eligibility for a performance-based annual cash bonus by each of the named executive officers:

Named Executive Officer	Changes in Cash Based bonus eligibility

William W. Smith, Jr.	No change, remained at $75,000
Andrew C. Schmidt	No change, remained at $50,000
David P. Sperling	No change, remained at $60,000
Jonathan Kahn	No change, remained at $60,000
Von Cameron	No change, remained at $100,000
     In the first quarter of 2009, the Compensation Committee worked with senior management to establish the annual target bonus amounts and performance objectives under the bonus plan. For each performance objective the committee assigned a relative weighting to provide guidelines for setting actual cash payouts for each executive officer based on a percentage of the individual’s target bonus. The Compensation Committee retained wide discretion to interpret the terms of the bonus plan, including interpreting and determining whether the performance objectives had been met and the amount of cash bonus that may be paid pursuant to the bonus plan.
     Our bonus plan contains performance objectives with a dollar value ascribed to each objective, so that the sum total equals the approved cash bonus target for each named executive officer. In 2009 the objectives (a) for Messrs. Smith, Schmidt, Sperling and Kahn were (1) revenue achievement and (2) profitability achievement, which were evenly weighted in terms of target cash bonuses; (b) for Mr. Cameron was revenue achievement. For each objective, the Compensation Committee applied the percentage by which the objective was achieved (which could exceed 100% in the case of quantitative performance objectives) to the dollar value ascribed to each objective. The dollar values for each objective were then combined to determine the actual cash bonuses paid to each executive.
     Achievement of the quantitative performance objectives was determined on a quarterly basis based on our financial results of the preceding quarter. The table below outlines the quantitative performance objectives for each executive officer identified above.

(In Thousands)	Q4 2008	Q1 2009	Q2 2009	Q3 2009
Revenue	$28,300	$23,500	$24,500	$29,000

Adjusted (non-GAAP) Profitability (1)	7,035	4,880	5,522	8,155

(1)	Operating income, excluding amortization of intangibles, stock-based compensation and non-cash tax expense.
     For 2009, based on the achievement of the objectives for our executive officers under our bonus plan, we paid bonuses of $80,022 (107% attained) to Mr. Smith, $53,348 (107% attained) to Mr. Schmidt, $64,018 (107% attained) each to Mr. Sperling and Mr. Kahn and $89,969 (108% attained) to Mr. Cameron. The cash bonuses paid to our chief executive officer accounted for approximately 6.5% of his total compensation in 2009. For our other named executive officers in 2009, their cash bonuses, on average, accounted for 7.3% to 16.9% of their total compensation.
     We believe that the performance objectives for our named executive officers were moderately difficult to achieve and that performance at a high level, while devoting full time and attention to their responsibilities, is required for our named executive officers to earn their respective cash bonuses.

Equity Compensation
     We believe that for growth companies in the technology sector, equity awards are a significant compensation-related motivator in attracting and retaining executive-level employees. Accordingly, we have provided our named executive officers and other executives with long-term equity incentive awards that incentivize those individuals to stay with us for long periods of time, which in turn should provide us with greater stability over such periods than we would experience without such awards. While the majority of our long-term equity compensation awards historically have been in the form of stock options, we provided grants of restricted stock to each of our executive officers in 2009. We felt that granting restricted stock in 2009 provided additional incentive to our executives by providing them with immediate stock ownership, which helped align their interests with those of our stockholders.
     We grant equity compensation to our executive officers and other employees under the 2005 Plan. We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718, which requires us to estimate and record compensation expense over the vesting period of the award. All equity awards to our employees, including executive officers, and to our directors have been granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date.
     Generally, we grant long-term equity awards to our named executive officers upon commencement of their employment, and the terms of those awards typically vest over four years. Additionally, from time to time, we grant subsequent long-term equity awards to our named executive officers based upon a number of factors, including rewarding executives for superior performance, maintaining a sufficient number of unvested long-term equity awards as a means to retain the services of such executives, providing increased motivation to such executives and ensuring that the total long-term equity awards are competitive with those of other companies competing for our named executive officers.
     In March 2009 we granted shares of restricted stock to each of our named executive officers as follows:

Name	Shares of Restricted Stock

William W. Smith, Jr.	150,000
Andrew C. Schmidt	75,000
David P. Sperling	50,000
Jonathan Kahn	50,000
Von Cameron	50,000
     Based on our benchmarking study, the Committee implemented a vesting period for these 2009 restricted stock grants of four years. In addition, the Committee instituted a performance-based hurdle required for each executive to earn half of each total grant. One quarter of each grant will be earned if the Company achieves a specified 2009 net revenues target, and an additional one quarter of each grant will be earned if the Company achieves a specified 2009 adjusted profitability target (determined on a non-GAAP basis, excluding amortization of intangibles, stock-based compensation and non-cash tax expense), with a proportionate reduction in each grant if the targets are not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company. The other half of each total grant would be earned based on continuous service by the executive over the vesting period.
     The specified 2009 net revenues target for these 2009 restricted stock grants was $110 million. However the Company recorded 2009 net revenues of $107 million, resulting in 97.5% attainment of this performance goal. The specified 2009 adjusted profitability target (determined on a non-GAAP basis, excluding amortization of intangibles, stock-based compensation and non-cash tax expense) was $30.1 million. Actual 2009 adjusted profitability was $29.7 million, resulting in 98.7% attainment of this performance goal. Since less than 100% of the performance goals were achieved, a portion of the 2009 restricted stock grants to each of the named executive officers were forfeited in 2010 as follows:

Name	Restricted Shares Forfeited

William W. Smith, Jr.	1,392
Andrew C. Schmidt	696
David P. Sperling	464
Jonathan Kahn	464
Von Cameron	464

Executive Benefits and Perquisites
     We provide the opportunity for our named executive officers and other executives to receive certain perquisites and general health and welfare benefits. We also offer participation in our defined contribution 401(k) plan. We provide a 20% match on all eligible employee contributions to our 401(k) plan. We provide these benefits to create additional incentives for our executives and to remain competitive in the general marketplace for executive talent.
Change in Control and Severance Benefits
     We provide the opportunity for certain of our named executive officers to receive additional compensation or benefits under the severance and change in control provisions contained in their employment agreements. We provide this opportunity to attract and retain an appropriate caliber of talent in key positions. Our severance and change in control provisions for certain of our named executive officers are summarized below in “— Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
Code Section 162(m)
     It is our policy generally to qualify compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. Section 162(m) generally prohibits us from deducting the compensation of officers that exceeds $1,000,000 unless that compensation is based on the achievement of objective performance goals. We believe our 2005 Plan is structured to qualify stock options, restricted share and stock unit awards under such plan as performance-based compensation and to maximize the tax deductibility of such awards. However, we reserve the discretion to pay compensation to our officers that may not be deductible.
2010 Compensation Decisions
     No changes were made to annual base salaries for 2010 with respect to our named executive officers. The following table sets forth the decisions of the Compensation Committee during 2010 with respect to eligibility for a performance-based annual cash bonus by each of the named executive officers:

Named Executive Officer	Changes in Cash Based bonus eligibility

William W. Smith, Jr.	Increased from $75,000 to $125,000
Andrew C. Schmidt	Increased from $50,000 to $80,000
David P. Sperling	Increased from $60,000 to $75,000
Jonathan Kahn	Increased from $60,000 to $70,000
Von Cameron	Increased from $100,000 to $125,000
     The decisions set forth above were made consistent with the Board’s compensation philosophy and the findings of our compensation study (discussed above under “Benchmarking of Compensation”), which determined that our total cash based compensation for our executives fell at or below the 50th percentile compared with our peer group, and that our cash based bonus pool compensation fell below the 25th percentile. Taking into account our levels of cash compensation and the Board’s compensation philosophy, the Compensation Committee approved the issuance of new restricted stock grants to our named executive officers, effective February 2010. Mr. Smith received a grant of 150,000 shares, Messrs. Schmidt and Cameron each received a grant of 75,000 shares, and Messrs. Sperling and Kahn each received grants of 50,000 shares. Based on our benchmarking study, the Committee determined to maintain a vesting period for these 2010 restricted stock grants of four years. In addition, the Committee instituted a performance-based hurdle required for each executive to earn one half of each total grant. One quarter of each grant will be earned if the Company achieves a specified 2010 net revenues target, and an additional one quarter of each grant will be earned if the Company achieves a specified 2010 adjusted profitability target (determined on a non-GAAP basis, excluding amortization of intangibles, stock-based compensation and non-cash tax expense), with a proportionate reduction in each grant if the targets are not fully met. Once performance against these hurdles is determined, the “earned” shares will still be subject to four-year periodic vesting tied to continued service with the Company.

Report of the Compensation Committee
     The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2009.
COMPENSATION COMMITTEE
Thomas G. Campbell
Ted L. Hoffman
William C. Keiper

EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth information concerning the annual compensation for services provided to us by our named executive officers during 2009, 2008 and 2007.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($)		($)

William W. Smith, Jr.	2009	$441,667	$—	$591,000	$—	$80,022	$230,822	(4)	$1,343,511
President and Chief	2008	381,250	—	1,231,500	—	64,281	274,868	(5)	1,951,899
Executive Officer	2007	350,000	25,000	1,255,000	1,360,000	54,095	499,304	(6)	3,543,399

Andrew C. Schmidt	2009	331,250	—	295,500	—	53,348	107,466	(7)	787,564
VP and Chief Financial Officer	2008	285,000	—	615,750	—	46,027	133,423	(8)	1,080,200
	2007	256,666	25,000	627,500	680,000	43,276	288,950	(9)	1,921,392

David P. Sperling	2009	233,333	—	197,000	—	64,018	71,840	(10)	566,191
VP and Chief Technical Officer	2008	219,375	—	410,500	—	50,515	82,901	(11)	763,291
	2007	208,333	—	376,500	680,000	43,105	162,203	(12)	1,470,141

Jonathan Kahn	2009	248,333	—	197,000	—	64,018	71,840	(10)	581,191
EVP — Business Operations	2008	225,000	—	410,500	—	57,506	82,901	(11)	775,907
	2007	200,000	—	376,500	680,000	65,708	162,203	(12)	1,484,411

Von Cameron	2009	250,000	—	197,000	—	89,969	59,838	(13)	596,807
EVP — Sales	2008	171,474	—	374,500	—	62,885	20,884	(14)	629,743

(1)	The amounts shown in this column represent the aggregate grant date fair value of Restricted Shares granted in those years computed in accordance with FASB ASC Topic 718. Generally, the aggregate grant date fair value is the amount that the company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the company’s accounting expense and do not correspond to the actual value that will be realized by the named executives. For Restricted Shares, the fair value is calculated using the closing price of our stock on the date of grant.

(2)	The amounts shown in this column represents the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(3)	The amounts in this column reflect the cash awards paid pursuant to our 2009, 2008 and 2007 bonus plans.

(4)	Consists of $208,331 tax gross-up, $19,191 of income tax preparation fees and $3,300 of 401(k) matching contributions.

(5)	Consists of $241,867 tax gross-up, $18,261 of income tax preparation fees, $11,640 of value from third-party rewards programs and $3,100 of 401(k) matching contributions.

(6)	Consists of $481,298 tax gross-up, $14,906 of income tax preparation fees and $3,100 of 401(k) matching contributions.

(7)	Consists of $104,166 tax gross-up and $3,300 of 401(k) matching contributions.

(8)	Consists of $130,323 tax gross-up and $3,100 of 401(k) matching contributions.

(9)	Consists of $285,850 tax gross-up and $3,100 of 401(k) matching contributions.

(10)	Consists of $68,540 tax gross-up and $3,300 of 401(k) matching contributions.

(11)	Consists of $79,801 tax gross-up and $3,100 of 401(k) matching contributions.

(12)	Consists of $159,103 tax gross-up and $3,100 of 401(k) matching contributions.

(13)	Consists of $59,838 tax gross-up.

(14)	Consists of $20,884 tax gross-up.
Grants of Plan Based Awards in 2009
     The following table sets forth information with regard to (a) potential cash bonuses that were payable during 2009 under our performance-based, non-equity incentive bonus plan, and (b) grants of options to purchase common stock and shares of restricted stock made to our named executive officers during 2009. The actual amounts paid pursuant to the 2009 bonus plan are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

		Estimated
		Future Payouts		All Other
		Under Non-Equity		Stock	Grant
		Incentive Plan		Awards;	Date Fair
		Awards(1)		Number of	Value of
	Grant	Target		Shares of	Stock
Name	Date	($)(2)	Maximum ($)	Stock	Awards
William W. Smith, Jr.		$75,000
	03/02/09			150,000	$591,000

Andrew C. Schmidt		$50,000
	03/02/09			75,000	$295,500

David P. Sperling		$60,000
	03/02/09			50,000	$197,000

Jonathan Kahn		$60,000
	03/02/09			50,000	$197,000

Von Cameron		$83,333
	03/02/09			50,000	$197,000

(1)	Amounts shown in these columns are the estimated possible payouts under the 2009 bonus plan based on certain assumptions about the achievement of Company and individual performance objectives, based upon the probable outcome of such conditions, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. The performance objectives under the 2009 bonus plan, as well the Compensation Committee’s pay-out determinations for the 2009 bonus plan, are discussed above under “Compensation Discussion and Analysis — Annual Cash Bonus Awards — 2009 Bonus Plan.”

(2)	Amounts have been prorated based on the period of time during the year the program was in effect.

Outstanding Equity Awards at December 31, 2009
     The following table sets forth the number of securities underlying outstanding equity awards for each named executive officer as of December 31, 2009, as well as the number of outstanding unvested shares of restricted stock held by each named executive officer as of December 31, 2009.

	Option awards					Stock Awards
								Market
	Number of		Number of			Number of		Value of
	Securities		Securities			Shares or		Shares or
	Underlying		Underlying			Units of		Units of
	Unexercised		Unexercised			Stock that		Stock that
	Options		Options	Option	Option	Have		Have
	Exercisable		Unexercisable	Exercise	Expiration	Not Vested		Not Vested
Name	(#)		(#)	Price	Date	(#)		($) (1)
William W. Smith, Jr.	12,500	(2)	—	$0.24	2/15/2012
	41,667	(2)	—	1.91	7/1/2014
	120,833	(2)	—	4.95	7/27/2015
	141,667	(2)	58,333	12.55	2/18/2017
						90,625	(3)	$829,219
						135,937	(4)	1,243,824

Andrew C. Schmidt	70,833	(2)	29,167	12.55	2/18/2017
						37,292	(3)	341,222
						67,969	(4)	621,916

David P. Sperling	72,917	(2)	—	4.95	7/27/2015
	70,833	(2)	29,167	12.55	2/18/2017
						30,208	(3)	276,403
						45,312	(4)	414,605

Jonathan Kahn	20,000	(5)	—	4.95	7/27/2015
	70,833	(2)	29,167	12.55	2/18/2017
						30,208	(3)	276,403
						45,312	(4)	414,605

Von Cameron						29,167	(3)	266,878
						45,312	(4)	414,605

(1)	Determined by multiplying the number of shares by $9.15, the closing price for our stock on the Nasdaq Global Market on December 31, 2009.

(2)	25% vested after one year, the balance over 36 successive monthly installments.

(3)	Vests in 48 equal monthly installments

(4)	50% vests in 48 equal monthly installments, 50% based on 2009 performance and vest 25% in February 2010 with the balance in 36 equal successive monthly installments

(5)	25% vested after 6 months, the balance over 18 successive monthly installments.

Option Exercises and Stock Vested
     The following table sets forth information regarding exercises of stock options and vesting of restricted stock awards held by each of our named executive officers during 2009.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value	Shares	Realized
	Acquired on	Realized on	Acquired on	On Vesting
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	($) (2)
William W. Smith, Jr.	—	$—	62,505	$496,594
Andrew C. Schmidt	—	—	31,253	248,297
David P. Sperling	25,000	221,352	20,422	163,377
Jonathan Kahn	49,250	243,661	20,422	163,377
Von Cameron	—	—	16,672	142,635

(1)	Represents the difference between the exercise price and the fair market value of the common stock on the date of exercise.

(2)	Represents the market value per share times the number of shares vested on the vesting date.
Employment Agreements
     Letter Agreement with Andrew C. Schmidt
     Effective on June 14, 2005 we entered into a letter agreement with Andrew C. Schmidt, our Chief Financial Officer. The agreement provides for an initial base salary of $220,000 per annum and eligibility to receive bonus awards at the discretion of the Compensation Committee of the board of directors. Mr. Schmidt is also eligible to participate in any and all plans providing general benefits to our employees, subject to the provisions, rules and regulations applicable to each such plan. Effective March 5, 2009, Mr. Schmidt’s base salary is $337,500.
     Mr. Schmidt’s employment letter agreement also provides that he is eligible to participate in our 2005 Plan. In 2007 Mr. Schmidt received grants of 50,000 shares of restricted stock, which vested ratably over 24 months. In addition, he was granted options to purchase 100,000 shares of stock at an exercise price of $12.55. These options vest over four years. In 2008 Mr. Schmidt received grants of 75,000 shares of restricted stock, which vest ratably over 48 months. In 2009 he received a grant of 74,304 shares as adjusted by the attainment of revenue and gross profit goals for 2009, which vest over four years.
     Mr. Schmidt’s employment may be terminated at any time, with or without cause and with or without notice, by Mr. Schmidt or by us. If Mr. Schmidt’s employment is terminated by us without cause within twelve months following a Corporate Transaction (as defined in the agreement), we will provide Mr. Schmidt payment of salary for the six months following the termination of employment.
     The letter agreement states that Mr. Schmidt’s employment is of no set duration.
     Agreement with William W. Smith, Jr.
     In June 2005, we agreed to make to William W. Smith, Jr., Chief Executive Officer, a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment. The agreement provides that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith. We estimate that it would cost approximately $150,000 to purchase such an annuity.
     Other than as disclosed above, none of the named executive officers has an employment agreement with us, and the employment of each of the named executive officers may accordingly be terminated at any time at the discretion of the Board of Directors.

Potential Payments Upon Termination or Change in Control
     The Compensation Committee believes that change in control agreements are appropriate and serve an important business purpose for the company. The Committee believes that these benefits aid in recruiting and retaining talent in a competitive market. Also, benefits are provided in the event of termination of employment following a change in control, which are intended to motivate executive officers to remain with the company despite the uncertainty and dislocation that arises in the context of change in control situations. The change in control agreements are an important part of our overall compensation objectives, particularly our goal of retaining the best qualified executive officers, and do not affect the decisions made with respect to other compensation elements.
     Mr. Schmidt
     Pursuant to the employment letter agreement with Mr. Schmidt, if his employment is terminated without cause within twelve months following a Corporate Transaction he is entitled to a severance benefit equal to six months base salary, subject to required withholding and payable in accordance with our regular and customary payroll practices. In addition, pursuant to his stock option and restricted stock agreements, he is entitled to accelerated vesting of options and restricted stock in the event of a Corporate Transaction. Assuming the employment of Mr. Schmidt were to be terminated without cause within twelve months following a Corporate Transaction as of December 31, 2009, he would be entitled to an aggregate of $1,205,271 in change in control benefits, consisting of (i) $168,750 to be paid over the six month period following such termination, subject to required withholding and in accordance with our regular and customary payroll practices, (ii) accelerated vesting of 29,167 outstanding stock options with a value of $0 (based on the number of shares times the December 31, 2009 closing market price for our stock, less the exercise price of the options), and (iii) accelerated vesting of 113,281 shares of restricted stock with a value of $1,036,521 (based on the number of shares times the December 31, 2009 closing market price for our stock). We are not required to make any cash payments to Mr. Schmidt if his employment is terminated by us for cause or on account of death or disability or by Mr. Schmidt.
     For purposes of Mr. Schmidt’s employment letter agreement, (i) “Corporate Transaction” is defined as any of the following stockholder approved transactions to which we are a party: (a) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediate prior to such transaction, or (b) the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of Smith Micro; and (ii) “cause” is not defined. We gave these benefits to Mr. Schmidt in order to retain his services.
     Mr. Schmidt is bound by the terms of a Proprietary Information and Inventions Agreement which survives the termination of his employment. This agreement provides in part that he will not disclose our confidential information to any third party.
     Mr. Smith
     We have an agreement with Mr. Smith pursuant to which we agreed to a lifetime payment of $6,000 annually, subject to annual increases of 5%, in connection with his future retirement or resignation from employment; provided that we may, at our option, discharge our obligations under the agreement by purchasing a single premium annuity for the benefit of Mr. Smith, the estimated cost of which is approximately $150,000. Assuming Mr. Smith’s employment was terminated as of December 31, 2009, and further assuming that we determined to satisfy our obligations under his agreement by purchasing a single premium annuity for the benefit of Mr. Smith, we would have been obligated to spend $150,000 to purchase the annuity.
     Stock Options and Restricted Stock
     Each of our named executive officers holds options and shares of restricted stock that would vest, subject to the satisfaction of certain other conditions included in the option agreements and restricted stock agreements, upon a “Corporate Transaction.” For purposes of these agreements, “Corporate Transaction” is defined as either of the following stockholder-approved transactions to which we are a party: (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or (ii) the sale, transfer or other disposition of all or substantially all of our assets in our complete liquidation or dissolution. We provide this benefit in order to properly incent our executives to support a Corporate Transaction that would be deemed beneficial to our shareholders.

     Assuming a Corporate Transaction occurred as of December 31, 2009 and the other conditions included in the options agreements were satisfied, the following individuals would be entitled to accelerated vesting of their outstanding stock options as described in the table below:

Name	Value of accelerated option awards following Change in Control
William W. Smith, Jr.	Immediate vesting of 58,333 options with a value of $0 (1).
Andrew C. Schmidt	Immediate vesting of 29,167 options with a value of $0 (1).
David P. Sperling	Immediate vesting of 29,167 options with a value of $0 (1).
Jonathan Kahn	Immediate vesting of 29,167 options with a value of $0 (1).

(1)	Based on the number of shares times the December 31, 2009 closing market price, less the exercise price of the options (for those options with an exercise price less than the closing market price). Shares with an exercise price greater than the closing market price have a value of $0.
     Assuming a Corporate Transaction occurred as of December 31, 2009 and the other conditions included in the restricted stock agreements were satisfied, the following individuals would be entitled to accelerated vesting of the following shares of restricted stock:

Name	Value of accelerated stock awards following Change in Control
William W. Smith, Jr.	Immediate vesting of 226,562 shares with a value of $2,073,042 (1).
Andrew C. Schmidt	Immediate vesting of 113,281 shares with a value of $1,036,521 (1).
David P. Sperling	Immediate vesting of 75,520 shares with a value of $691,008 (1).
Jonathan Kahn	Immediate vesting of 75,520 shares with a value of $691,008 (1).
Von Cameron	Immediate vesting of 74,479 shares with a value of $681,483 (1).

(1)	Based on the December 31, 2009 closing market price of $9.15.
Director Compensation
     The following table sets forth compensation that our directors (other than directors who are named executive officers) earned during 2009 for services as members of our board of directors.

	Fees earned		Option
	or paid in	Stock	Awards ($)
Name	cash ($)	Awards ($)	(1)	Total ($)
Thomas G. Campbell(2)	$10,000	$39,400	$16,127	$65,527
Samuel Gulko(3)	10,000	39,400	16,127	65,527
Ted. L. Hoffman(4)	10,000	39,400	16,127	65,527
William C. Keiper(5)	10,000	39,400	16,127	65,527
Gregory J. Szabo(6)	10,000	39,400	16,127	65,527

(1)	The amounts shown represent the grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions we used with respect to the valuation of stock and option grants are set forth in Note 1 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	Mr. Campbell has options to purchase 5,000 shares outstanding as of December 31, 2009.

(3)	Mr. Gulko has options to purchase 20,000 shares outstanding as of December 31, 2009.

(4)	Mr. Hoffman has options to purchase 30,000 shares outstanding as of December 31, 2009.

(5)	Mr. Keiper has options to purchase 25,000 shares outstanding as of December 31, 2009.

(6)	Mr. Szabo has options to purchase 30,000 shares outstanding as of December 31, 2009.
Summary of Director Compensation
     Non-employee members of the Board of Directors receive fees of $2,500 quarterly for Board and committee service, and are reimbursed for their out-of-pocket expenses in connection with service on the Board of Directors. Non-employee members of the Board of Directors are eligible to receive periodic option grants pursuant to the Automatic Option Grant Program in effect under our 2005 Plan and are eligible to receive discretionary awards under the Plan’s Discretionary Option Grant and Stock Issuance Programs.
     Each non-employee director will receive an option grant for 10,000 shares in connection with his or her initial appointment to the Board of Directors. Each such option will have an exercise price per share equal to the closing sale price per share of common stock on the grant date and a maximum term of 10 years measured from the grant date. Each option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise price paid per share, in the event the optionee ceases to serve as a member of the Board of Directors prior to vesting in the option shares. The option shares will vest in a series of four successive equal annual installments over the optionee’s period of service on the Board of Directors, with the first installment to vest upon his or her completion of one year of serving as a member of the Board of Directors measured from the grant date. The option shares will immediately vest in full upon certain changes in control or ownership or upon the optionee’s death or disability while still serving as a member of the Board of Directors.
     At each Annual Meeting of Stockholders, each individual who will continue to serve as a non-employee member of the Board of Directors will receive an additional option grant for 5,000 shares, provided such individual has served on the Board of Directors for at least six months. Each option will have an exercise price per share equal to the closing sale price per share of common stock on the date of the Annual Meeting and a maximum term of 10 years measured from such date, subject to earlier termination upon the optionee’s cessation of service on the Board of Directors. The option will be immediately exercisable for all the option shares, but any shares purchased under the option will be subject to repurchase by us, at the option exercise paid per share, should the optionee stop serving as a member of the Board of Directors prior to the completion of one year of service measured from the grant date. On March 2, 2009, each director received a special discretionary grant of 10,000 shares of Restricted Stock valued at $3.94 per share and vesting in equal installments over the next 12 months.
Compensation Committee Interlocks and Insider Participation
     In fiscal 2009, the members of our Compensation Committee were Messrs. Campbell, Hoffman and Keiper, who are all non-employee directors. None of such Committee members (i) was during fiscal 2009 an officer or employee of us or any of our subsidiaries, or (ii) is formerly an officer of us or any of our subsidiaries.
ANNUAL REPORT
     Our Annual Report on Form 10-K for the 2009 fiscal year, filed with the Securities and Exchange Commission on March 2, 2010, is being mailed along with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material. Stockholders may also obtain a copy of the Annual Report, without charge, by writing to Mr. Robert Elliott, Vice President, at our principal executive offices located at 51 Columbia, Aliso Viejo, California 92656. We will furnish upon request any exhibits to the Form 10-K upon the payment by the requesting stockholder of our reasonable expenses in furnishing such exhibits. Our Annual Report on Form 10-K, as well as certain other reports, proxy statements and other information regarding Smith Micro, are also available on our website at http://www.smithmicro.com or the Securities and Exchange Commission’s public website at http://www.sec.gov.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) if you are not a stockholder of record, notify your broker, or (2) if you are a stockholder of record, direct your written request to Investor Relations, Smith Micro Software, Inc., 51 Columbia, Aliso Viejo, California 92656. The Company will promptly deliver, upon request to the address listed above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. If you currently receive multiple copies of the proxy statement at your address and would like to request “householding” of these communications, please contact your broker if you are not a stockholder of record; or contact our Investor Relations department if you are a stockholder of record, using the contact information provided above.
OTHER MATTERS
     We know of no other matters to be brought before the Annual Meeting. If any other matter is properly presented for consideration at the Annual Meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.
All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.
By Order of the Board of Directors,
ANDREW C. SCHMIDT
Corporate Secretary
Aliso Viejo, California
May 10, 2010

Appendix A
SMITH MICRO SOFTWARE, INC.
EMPLOYEE STOCK PURCHASE PLAN
Section 1. Purpose.
     The Smith Micro Software, Inc. Employee Stock Purchase Plan is intended to provide a method whereby Employees of the Company will have an opportunity to purchase shares of the Common Stock of the Company through payroll deductions. It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Code. The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.
Section 2. Definitions.
     2.1 “Board” shall mean the Board of Directors of the Company.
     2.2 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     2.3 “Committee” shall mean the Compensation Committee of the Board, including any successor committee.
     2.4 “Common Stock” shall mean the common stock of the Company, without par value.
     2.5 “Company” shall mean Smith Micro Software, Inc.
     2.6 “Designated Percentage” shall mean the percentage described in Section 5.2 of the Plan.
     2.7 “Eligible Compensation” shall mean the basic rate of compensation established by the Company for the services of an Employee, including overtime and merit salary increases paid during the year, but shall exclude all other forms of compensation, including, by way of illustration and not limitation, bonuses, commissions, payments in lieu of vacation, all non-regular payments, payments to health, retirement, unemployment, death, long-term disability (other than short-term non-occupational illness), or any other similar plan generally classified as a welfare or pension plan, any special purpose payments such as car or expense allowances, moving expenses, educational payments, and any other non-basic payments, as such compensation appears on the books and records of the Company for services rendered to the Company, determined prior to any contractual reductions related to contributions under a “qualified cash or deferred arrangement” (as determined under Section 401(k) of the Code and its applicable regulations) or under a “cafeteria plan” (as defined under Section 125 of the Code and its applicable regulations). The Committee shall have the authority from time to time to approve the inclusion or deletion of any or all forms of compensation in or from the definition of, Eligible Compensation and may change the definition on a prospective basis, subject, however, to Code Section 423(b)(5).
     2.8 “Employee” shall mean any employee of the Company during the relevant Purchase Period, including any officer of the Company; provided, that the Committee shall have the authority to exclude (i) employees who have been employed less than two years; (ii) employees whose customary employment is 20 hours or less per week; (iii) employees whose customary employment is for not more than five months in any calendar year; and (iv) highly compensated employees (within the meaning of Code Section 414(q)).
     2.9 “Offering Date” shall mean the first business day of each Purchase Period.
     2.10 “Fair Market Value” shall mean the closing price of a share of Common Stock in the NASDAQ on the relevant date, or, if no sale shall have been made on such exchange on that date, the closing price in the NASDAQ on the last preceding day on which there was a sale.
     2.11 “Participant” shall mean a participant in the Plan as described in Section III of the Plan.
     2.12 “Plan” shall mean this Smith Micro Software, Inc. Employee Stock Purchase Plan, as amended from time to time.
     2.13 “Purchase Date” shall mean the last business day of each Purchase Period.
     2.14 “Purchase Period” shall mean a twelve month period or other period as determined by the Committee pursuant to Section 4.2.
Section 3. Eligibility, Participation and Withdrawal.
     3.1 Eligibility. Any Employee employed by the Company on an Offering Date shall be eligible to participate in the Plan with respect to the Purchase Period commencing on such Offering Date, and options to purchase Common Stock can be granted only to Employees of the Company. No Employee may be granted an option under the Plan if immediately after an option is granted the Employee owns or is considered to own (within the meaning of Code Section 424(d)), shares of capital stock, including stock which the Employee may purchase by conversion of convertible securities or under outstanding options granted by the Company, possessing 5% or more of the total combined voting power or value of all classes of stock of the Company. All Employees who participate in the Plan shall have the same rights and privileges under the Plan except for differences which are consistent with Code Section 423(b)(5).
     3.2 Enrollment. An Employee who is eligible to participate in the Plan may become a Participant beginning with the first payroll date following the commencement of a Purchase Period by filing, during the enrollment period prior to an applicable Offering Date prescribed by the Committee, a completed payroll deduction authorization in the manner specified with the Human Resources Department of the Company.
     3.3 Payroll Deductions.
     (a) An eligible Employee may authorize payroll deductions at the rate of any whole percentage of the Employee’s Eligible Compensation, not to exceed 10% or such other percentage as specified by the Committee prior to the commencement of a Purchase Period. All payroll deductions may be held by the Company and commingled with its other corporate funds. No interest shall be paid or credited to the Participant with respect to such payroll deductions except where required by local law or as determined by the Committee. A separate bookkeeping account for each Participant shall be maintained by the Company under the Plan, and the amount of each Participant’s payroll deductions shall be credited to such account. A Participant may not make any additional payments into such account.
     (b) Subject to such limitations, if any, as prescribed by the Committee, a Participant may prospectively initiate an increase or decrease to his or her rate of payroll deductions for any Purchase Period in accordance with and by such time as is established under the Company’s then applicable procedures for changing payroll deductions, which at a minimum shall permit a Participant to increase or decrease his or her rate of payroll deductions on the first day of any purchase period by filing a new payroll deduction authorization form with the Company at least 30 days prior to such dates. If a Participant has not followed such procedures to change the rate of payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.
     3.4 Withdrawal.
     (a) Under procedures established by the Committee, a Participant may discontinue payroll deductions under the Plan at any time during, or following, a Purchase Period. If a Participant has not followed such procedures to discontinue the payroll deductions, the rate of payroll deductions shall continue at the originally elected rate throughout the Purchase Period and future Purchase Periods unless reduced to reflect a change by the Committee in the maximum permissible rate.
     (b) If a Participant discontinues participation during a Purchase Period, his or her accumulated payroll deductions will be used to purchase shares of the Company’s Common Stock in accordance with this Plan, but no further payroll deductions will be made from his or her pay during such Purchase Period or future Purchase Periods; provided, however, a Participant’s withdrawal will not have any effect upon his or her eligibility to elect to participate in any succeeding Purchase Period.
     3.5 Termination of Employment. In the event any Participant terminates employment with the Company for any reason (including death or disability or failure to return to active employment following a paid leave of absence) prior to the expiration of a Purchase Period, the Participant’s participation in the Plan shall terminate, and all amounts credited to the Participant’s account shall be used to purchase shares of the Company’s Common Stock in accordance with this Plan.
Section 4. Offerings.
     4.1 Authorized Shares. The maximum number of shares of Common Stock which may be issued pursuant to the Plan shall be One Million (1,000,000) shares, subject to adjustment as provided in Section 7. The shares which may be issued under the Plan may be either authorized but unissued shares or treasury shares or partly each, or shares purchased on the open market, as determined from time to time by the Board. If on any Purchase Date the number of shares otherwise purchasable by Participants is greater than the number of shares then remaining available under the Plan, the Committee shall allocate the available shares among the

Participants in such manner as it deems fair and which complies with the requirements of Code Section 423 for employee stock purchase plans.
     4.2 Purchase Periods. Each Purchase Period shall be determined by the Committee. Unless otherwise determined by the Committee, (i) the duration of each Purchase Period shall be 12 months, (ii) the first Purchase Period shall commence August 15, 2010, and (iii) subsequent Purchase Periods shall run consecutively for successive 12-month periods after the termination of the preceding Purchase Period. The Committee shall have the power to change the commencement date or duration of future Purchase Periods, without shareholder approval, and without regard to the expectations of any Participants; provided, that in no event shall the duration of any Purchase Period exceed five years in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Purchase Date, or 27 months in the case of a Purchase Period during which the purchase price of any stock option is stated in terms of a percentage of the Fair Market Value of the Common Stock on the Offering Date or the Purchase Date. In the event of the proposed liquidation or dissolution of the Company or a proposed sale of all or substantially all of the stock or assets of the Company or the merger or consolidation of the Company with or into another corporation, then the Committee may, in its sole discretion, establish a date on or before the date of consummation of such liquidation, dissolution, sale, merger or consolidation, which date shall be the ending date of the then current Purchase Period.
Section 5. Grant of Options.
     5.1 Grant of Options. On the Offering Date for each Purchase Period, each eligible Employee who has elected to participate as provided in Section 3.2 shall be granted an option to purchase the number of shares of Common Stock which may be purchased with the payroll deductions to be accumulated in an account maintained on behalf of such Employee assuming (i) payroll deductions throughout the Purchase Period (at a rate to be determined by the Committee) of the Employee’s Eligible Compensation as of the Offering Date, and (ii) a purchase price equal to the Designated Percentage (as defined in Section 5.2) of Fair Market Value as of the Offering Date. Notwithstanding the preceding sentence:
     (a) The number of shares which may be purchased by any Participant on the first Purchase Date to occur in any calendar year may not exceed the lesser of (i) the number of shares determined by dividing $25,000 by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ended on such Purchase Date or (ii) a fixed amount of shares to be determined by the Committee with respect to each calendar year and applicable to all Participants, which amount shall initially be One Thousand (1,000) shares.
     (b) The number of shares which may be purchased by a Participant on any subsequent Purchase Date in the same calendar year shall not exceed the number of shares determined by performing the calculation below:
     Step One: Multiply the number of shares purchased by the Participant on each previous Purchase Date in the same calendar year by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ended on such Purchase Date.

     Step Two: Subtract the amount(s) determined in Step One from $25,000.
     Step Three: Divide the remainder amount determined in Step Two by the Fair Market Value of a share of Common Stock on the Offering Date for the Purchase Period ending on the Purchase Date for which the calculation is being performed. The quotient thus obtained is the maximum number of shares which may be purchased by the Participant on such Purchase Date, subject to a lesser maximum number of shares which may be fixed from time to time by the Committee with respect to each calendar year and applicable to all Participants, which amount shall initially be One Thousand (1,000) shares.
     5.2 Purchase Price. The option price of each option shall be 85% (the “Designated Percentage”) of the Fair Market Value on the Purchase Date on which the Common Stock is purchased. Notwithstanding the foregoing sentence, the Committee may change the Designated Percentage with respect to any future Purchase Period, but not below 85%, and the Committee may determine with respect to any prospective Purchase Period that the option price shall be the Designated Percentage of the lower of (i) the Fair Market Value of the Common Stock on the Offering Date on which an option is granted, or (ii) the Fair Market Value of the Common Stock on the Purchase Date on which the Common Stock is purchased.
     5.3 $25,000 Limitation. Notwithstanding any other provision of the Plan to the contrary, no Employee participating in the Plan shall be granted an option which permits the Employee’s rights to purchase Common Stock under the Plan and all Code Section 423 employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 in Fair Market Value of Common Stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. The preceding sentence shall be interpreted so as to comply with Code Section 423(b)(8).
Section 6. Exercise and Delivery.
     6.1 Automatic Exercise. Subject to Section 3.5 and the limitation of Section 5.1, on each Purchase Date, a Participant’s option shall be exercised automatically for the purchase of that number of full and fractional shares of Common Stock which the accumulated payroll deductions credited to the Participant’s account at that time shall purchase at the applicable price specified in Section 5.2. All fees associated with the purchase of shares will be paid by the Company.
     6.2 Payment. The Company shall retain the amount of payroll deductions used to purchase Common Stock as full payment for the Common Stock, and the Common Stock shall then be fully paid and non-assessable. No Participant shall have any voting, dividend, or other shareholder rights with respect to shares subject to any option granted under the Plan until the shares subject to the option have been purchased and delivered to the Participant as provided in this Section 6.
     6.3 Delivery. Unless and until otherwise determined by the Committee, all shares purchased under the Plan shall be deposited, in book-entry form or otherwise, directly to an account established in the name of the Participant. Upon the exercise of an option on each Purchase Date, the Company shall deliver (by electronic or other means) to the Participant a record of the Common Stock purchased. The Committee may require that shares purchased under the Plan be retained for a designated period of time (and may restrict dispositions during that period) and/or may establish other procedures to permit tracking of disqualifying dispositions of such shares or to restrict transfer of such shares.
     6.4 Transferability. Options granted to Participants may not be voluntarily or involuntarily assigned, transferred, pledged, or otherwise disposed of in any way, and during the Participant’s lifetime may be exercised only by the Participant. Any attempted assignment, transfer, pledge, or other disposition shall be null and void and without effect. If a Participant in any manner attempts to transfer, assign or otherwise encumber his or her rights or interest under the Plan, other than as permitted by the Code, such act shall be treated as an election by the Participant to discontinue participation in the Plan pursuant to Section 3.4.
Section 7. Adjustments.
     If a dividend or other distribution shall be declared upon the Common Stock payable in shares of the Common Stock, the number of shares of the Common Stock then subject to any outstanding stock options, the number of shares of the Common Stock subject to the share limit provided herein and the number of shares which may be issued under the Plan but are not then subject to outstanding stock options shall be adjusted by adding thereto the number of shares of the Common Stock which would have been distributable thereon if such shares had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or distribution.
     Subject to the Board’s ability to terminate the Plan pursuant to Section 9 and the Committee’s discretion to terminate a Purchase Period pursuant to Section 4.2, if the outstanding shares of the Common Stock shall be changed into or exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then there shall be substituted for each share of the Common Stock which may be issued under the Plan but which is not then subject to any outstanding stock option, the number and kind of shares of stock or other securities into which each outstanding share of the Common Stock shall be so changed or for which each such share shall be exchangeable.
     In case of any adjustment or substitution as provided for in this Section 7, the Committee shall equitably adjust the formula for determining the Purchase Price of outstanding stock options in accordance with the requirements of Sections 423 and 424 of the Code.
     If any adjustment or substitution provided for in this Section 7 requires the approval of shareholders in order to enable the Company to grant stock options under the Plan, then no such adjustment or substitution shall be made without the required shareholder approval. Notwithstanding the foregoing, if the effect of any such adjustment or substitution would be to cause any outstanding option granted under the Plan to fail to continue to qualify as an option subject to Sections 421 and 423 of the Code or to cause a modification, extension or renewal of such option within the meaning of Section 424 of the Code, the Committee may elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding stock option as the Committee, in its discretion, shall deem equitable and which will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such outstanding stock option.
Section 8. Administration.
     8.1 Authority of Committee. The Committee will have the authority and responsibility for the administration of the Plan. The Committee may delegate to one or more individuals or committees the day-to-day administration of the Plan. The Committee, or its delegate, shall have full power and authority to promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, to make factual determinations relevant to Plan entitlements and to take all action in connection with administration of the Plan as it deems necessary or advisable. Decisions of the Committee shall be final and binding upon all Participants. Any decision reduced to writing and signed by all of the members of the Committee shall be fully effective, as if it had been made at a meeting of the Committee duly held. The Company shall pay all expenses incurred in the administration of the Plan. No Board or Committee member shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.
     8.2 Reports. Individual accounts will be maintained for each Participant in the Plan. Statements of account will be given to Participants at least annually, within such time as the Committee may reasonably determine, which statements will set forth the amounts of payroll deductions, the purchase price, and the number of shares purchased.
Section 9. Amendment or Termination of the Plan.
     The Board may, in its sole discretion, insofar as permitted by law, terminate or suspend the Plan, or revise or amend it in any respect whatsoever without shareholder approval except as may be required by the rules of any stock exchange on which the Common Stock is listed and, without approval of the shareholders, no such revision or amendment shall (a) increase the number of shares subject to the Plan, other than an adjustment under Section 7 of the Plan, or (b) materially modify the requirements as to eligibility for participation in the Plan except as otherwise specified in this Plan.
Section 10. Miscellaneous.
     10.1 Compliance with Legal and Exchange Requirements. The Company shall not be under any obligation to issue Common Stock upon the exercise of any option unless and until the Company has determined that: (i) it and the Participant have taken all actions required to register the Common Stock under the Securities Act of 1933, or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange on which the Common Stock is listed has been satisfied; and (iii) all other applicable provisions of state, federal and applicable foreign law have been satisfied.
     10.2 Governmental Approvals. This Plan and the Company’s obligation to sell and deliver shares of its stock under the Plan in any jurisdiction shall be subject to the approval of any governmental authority required in connection with the Plan or the authorization, issuance, sale, or delivery of stock hereunder in such jurisdiction.

     10.3 No Enlargement of Employee Rights. Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Employee at any time. It is not intended that any rights or benefits provided under this Plan shall be considered part of normal or expected compensation for purposes of calculating any severance, resignation, end of service payments, bonuses, long service awards, pension, retirement or similar payments.
     10.4 Governing Law. This Plan shall be governed by the laws of the State of Delaware (without regard to conflicts of laws thereof) and applicable Federal law.
     10.5 Effective Date. This Plan shall be effective as of April 29, 2010, the date of its effective adoption by the Board, provided that on or prior to April 28, 2011, such adoption of the Plan by the Board must be approved by the affirmative vote of the holders of at least a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at a duly called and convened meeting of such holders.

PROXY CARD
SMITH MICRO SOFTWARE, INC.
PROXY
Annual Meeting of Stockholders, June 24 , 2010
This Proxy is Solicited on Behalf of the Board of Directors of
Smith Micro Software, Inc.
     The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held June 24, 2010, and the Proxy Statement and appoints William W. Smith, Jr. and Andrew C. Schmidt, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Smith Micro Software, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the offices of Smith Micro Software, Inc., located at 51 Columbia, Aliso Viejo, CA 92656 on Thursday, June 24, 2010, at 10:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on this proxy card.
1.	To elect one director to serve for a three-year term ending at the 2013 Annual Meeting of Stockholders or until his successor is duly elected and qualified;

	FOR	WITHHOLD AUTHORITY
TO VOTE
Samuel Gulko

2.	To approve the Employee Stock Purchase Plan	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To ratify the appointment of SingerLewak LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4.	In accordance with the discretion of the proxy holders, the proxy holders are authorized to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.
     The Board of Directors recommends a vote FOR the director listed above and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of the director listed above and FOR the other proposals.
Please print the name(s) appearing on each
share certificate(s) over which you have
voting authority:
(Print name(s) on certificate)

Please sign your	Date:
name:
(Authorized Signature(s))
Important notice regarding the availability of proxy materials for the stockholder meeting to be held June 24, 2010: The Proxy Statement and Annual Report are available at: http://www.proxyvote.com/832154